EXHIBIT 10.11
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and made effective as of January 1, 2009, by and between THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), and DAVID H. EDWAB (“Employee”), amending and restating the Employment Agreement dated February 3, 2002, as amended and restated by the Amended and Restated Employment Agreement dated February 3, 2003, and as amended and restated by the Second Amended and Restated Employment Agreement dated October 1, 2005 (the “Second Amended and Restated Agreement”).
     WHEREAS, the Company and Employee desire to amend the Second Amended and Restated Agreement to bring the Second Amended and Restated Agreement into documentary compliance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder by the Internal Revenue Service and the Department of Treasury (“Section 409A”) and to restate the agreement in its entirety to read as set forth herein;
     WHEREAS, the Company and Employee shall enter into a change in control agreement (the “Change in Control Agreement”);
     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree to amend and restate the Second Amended and Restated Agreement to read as follows:
     1. Employment and Duties. The Company hereby agrees to employ Employee as Vice Chairman of the Board, and Employee hereby accepts such employment and agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement. Subject to the ultimate direction and control of the Chairman of the Board and Chief Executive Officer of the Company and to the Company’s Board of Directors, Employee shall assist the Chairman of the Board and Chief Executive Officer with the strategic direction of the Company and assist with the implementation of the business plan of the Company and, in connection therewith, will interact with and provide guidance to the other executive officers of the Company. During his employment hereunder, Employee shall devote more of his business time, energy, and ability to the business and interests of the Company than to any other single business or group of related businesses. During his employment hereunder, Employee may render services for compensation and engage in other business activity without the prior consent of the Company, provided rendering such services or engaging in such activity does not violate Section 10 or 11 of this Agreement and provided that Employee must continue to devote more of his working time to the Company than to any other single business or group of related businesses.
     2. Compensation and Benefits of Employment.
          (a) As compensation for the services to be rendered by Employee hereunder, the Company shall pay to Employee a base annual salary (“Annual Salary”) of $300,000.00 per year, in equal installments in accordance with the customary payroll practices of the Company. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Employee. The Company’s Board of Directors may, in its sole discretion, review and adjust upward Employee’s Annual Salary from time to time, but no downward adjustment in Employee’s Annual Salary may be made during the term of this Agreement.
          (b) Employee shall be entitled to participate in and have the benefits under the terms of all life, accident, disability and health insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives, excluding, however, the Company’s annual cash bonus program for executive officers and grants and awards under the Company’s key employee equity incentive plans, awards under which to Employee, if any, shall be wholly at the discretion of the Company.
          (c) Each year during the term of this Agreement the Company shall pay a bonus to Employee in an amount equal to the sum of (i) the premium payments payable during such year on the insurance policies referred to in and covered by (A) the Split Dollar Agreement dated May 25, 1995, between Employee, George Zimmer, as Trustee of the David H. Edwab 1995 Irrevocable Trust, and the Company and (B) the Split Dollar Agreement dated May 25, 1995, between Employee and (ii) an amount equal to any income tax in respect to such bonus such that the payment shall equal as nearly as possible the federal and state income and employment taxes payable (including Medicare taxes) with respect to such bonus paid to Employee plus all federal and state income and employment taxes (including Medicare taxes) owed as a result of such additional payment (the “Annual Insurance Premium Bonus”) calculated as specified below. For purposes of determining the amount of such taxes owed, the payment to Employee shall be deemed to be subject to the highest marginal federal, state and local income tax rates applicable to individuals and there shall be taken into consideration the deductibility of state and local income and employment taxes as applicable to Employee for purposes of determining federal income and employment taxes. The Annual Insurance Premium Bonus for a year shall be paid to or as directed by Employee on January 1 of the calendar year in which the premiums payments used to compute the amount of the bonus are payable.
     3. Business Expenses. The Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in accordance with the Company’s policies related thereto.
     4. Term. This Agreement shall commence effective as of the date hereof, and if not terminated earlier as herein provided, shall terminate on February 6, 2011.
     5. Termination by the Company Without Cause or Termination by Employee for “Good Reason”.
          (a) The Company may, by delivering 30 days prior written notice to Employee, terminate Employee’s employment at any time without cause, and Employee may, by delivering 30 days prior written notice to the Company, terminate Employee’s employment for

“good reason”, as defined in Section 5(b) below. If such termination without cause or for good reason occurs, then:
               (i) The Company shall pay to Employee, at the times specified in Section 5(a)(iv) below, the following amounts:
                         (1) a lump sum in cash equal to (1) Employee’s Annual Salary earned through the date of Employee’s termination of employment (the “Termination Date”) for periods through but not following his Separation From Service (as defined in Section 5(c) below) and (2) any accrued vacation pay earned by Employee, in each case, to the extent not theretofore paid (the “Accrued Obligation”);
                         (2) a lump sum in cash equal to Employee’s Annual Salary earned through the Termination Date for periods following his Separation From Service, to the extent not theretofore paid;
                         (3) a lump sum in cash equal to the product of (1) the amount of the monthly basic life insurance premium applicable to Employee’s basic life insurance coverage provided through the Company’s life insurance plan immediately prior to the Termination Date and (2) the number of full months and fractional months (if any) remaining until the earlier of February 6, 2011 or the second anniversary of the Termination Date;
                         (4) cash installment payments each of which is equal to 1/52nd of the amount of the Annual Salary at the rate in effect immediately prior to the Termination Date, for each week during the period beginning on the Termination Date and ending on the earlier of February 6, 2011 or the second anniversary of the Termination Date;
                         (5) cash installment payments each of which is equal to the amount of the Annual Insurance Premium Bonus that would have been paid if Employee’s employment had continued during the period beginning on the Termination Date and ending on the earlier of February 6, 2011 or the second anniversary of the Termination Date; and
                         (6) a lump sum in cash equal to the employer contributions the Company would have credited to Employee’s retirement accounts under The Men’s Wearhouse, Inc. 401(k) Savings Plan and The Men’s Wearhouse, Inc. Employee Stock Ownership Plan had he continued to remain employed by the Company until the earlier of February 6, 2011 or the second anniversary of the Termination Date, assuming for this purpose that (1) Employee’s earned compensation for a year is the amount of his annualized Annual Salary for the calendar year in which the Termination Date occurs, (2) the applicable legal limitations and the employer contribution percentages under such plans for such period are the same percentages and limitations in effect immediately prior to the Termination Date and (3) that Employee is deemed to make the maximum pre-tax elective deferral contributions permitted under section 402(g) of the Code.
               (ii) Subject to clause (iv) of this Section 5(a), until the earlier of February 6, 2011 or the second anniversary of the Termination Date the Company shall arrange to provide Employee and his dependents medical insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of termination (at no greater cost to Employee than such cost to Employee in effect immediately prior to the Termination Date, or, if greater, the cost to similarly situated active employees of the Company under the applicable group health plan of the Company). If Employee is a Specified Employee (as defined in Section 5(c) below) and the benefits specified in this Section 5(a)(ii) are taxable to Employee and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. Any amounts to which Employee would otherwise be entitled under this Section 5(a)(ii) during the first six months following the date of Employee’s Separation From Service shall be accumulated and paid to Employee on the date that is six months following the date of his Separation From Service. Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 5(a)(ii), or in-kind benefits provided, during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee. Any reimbursement of an expense described in this Section 5(a)(ii) shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred. Employee’s right to reimbursement or in-kind benefits pursuant to this Section 5(a)(ii) shall not be subject to liquidation or exchange for another benefit.
               (iii) Subject to Employee’s group health plan coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the benefits listed in clause (ii) of this Section 5(a) shall be reduced to the extent benefits of the same type are received by Employee during such period, and provided, further, that Employee shall have the obligation to notify the Company that he is receiving such benefits. The Company agrees that, if Employee’s employment with the Company terminates during the term of this Agreement Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to this Section 5. Further, except with respect to the benefits provided pursuant to clause (ii) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by Employee to the Company.
               (iv) The amounts payable under Section 5(a)(i) shall be paid as follows:
                         (1) The Company shall pay Employee the amounts specified in Section 5(a)(i)(A) within 15 days after the Termination Date.
                         (2) The Company shall pay Employee the amounts specified in Sections 5(a)(i)(B), 5(a)(i)(C) and 5(a)(i)(F) on the date that is 30 days following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.
                         (3) The Company shall pay Employee the applicable amount specified in Section 5(a)(i)(D) each Friday beginning with the first Friday immediately following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified

Employee. Such first payment shall include all amounts that would have been paid to Employee earlier under this Section 5(a)(vi)(C) had Employee not been a Specified Employee.
                         (4) The Company shall pay Employee the amount specified in Section 5(a)(i)(E) on January 1 of each year with respect to which such payment is payable, provided, however, that the first such payment shall not be made before the date that is six months following the date of his Separation From Service if Employee is a Specified Employee.
                         (5) If Employee is a Specified Employee at the time of his Separation From Service, the Company shall pay to Employee, on the date that is six months following Employee’s Separation From Service, an additional interest amount equal to the amount of interest that would be earned on the amounts specified in Sections 8(e)(i)(C), 8(e)(i)(F), and on the amounts specified in Sections 8(e)(i)(D) and 8(e)(i)(E) to the extent such payments were delayed solely because he is a Specified Employee, for the period commencing on the date of Employee’s Separation From Service until the date of payment of such amounts, calculated using an interest rate equal to the six month London Interbank Offered Rate in effect on the date of Employee’s Separation From Service plus two percentage points.
          (b) For purposes of this Section 5, “good reason” shall mean the occurrence of any of the following events:
               (i) Removal, without the consent of Employee in writing, from the office of Vice Chairman of the Board or a material reduction in Employee’s authority or responsibility, except upon a proper termination of Employee for “cause”, as defined in Section 7; or
               (ii) The Company otherwise commits a material breach of this Agreement.
          (c) For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to such terms in Section 409A.
          (d) The Company shall pay any attorney fees incurred by Employee in reasonably seeking to enforce the terms of this Section 5. Except as provided below, the Company shall pay Employee such attorney fees within ten (10) business days after the delivery of Employee’s written request for the payment accompanied by such evidence of legal expenses incurred as the Company may reasonably require. Notwithstanding the preceding sentence, if Employee incurs a Separation From Service and is a Specified Employee, the Company shall not make any further payment of attorney fees to Employee under this Section 5(d) before the date that is six months following the date of his Separation From Service. Rather, on the date that is six months following the date of Employee’s Separation From Service the Company shall pay to Employee all attorney fees that the Company is required to reimburse under this Section 5(d) for which a written request for payment was properly submitted by Employee during the first six months following the date of Employee’s Separation From Service or which were otherwise not paid before Employee’s Separation From Service. In any event the Company shall pay Employee such legal fees by the last day of Employee’s taxable year following the taxable year in which Employee incurred such legal expenses. The legal expenses that are subject to reimbursement pursuant to this Section 5(d) shall not be limited as a result of when the expenses are incurred. The amounts of legal expenses that are eligible for reimbursement pursuant to this Section 5(d) during a given taxable year of Employee shall not affect the amounts of expenses eligible for reimbursement in any other taxable year of Employee. The right to reimbursement pursuant to this Section 5(d) is not subject to liquidation or exchange for another benefit.
     6. Termination Upon Death or Disability.
          (a) If Employee’s employment is terminated because of death, then
               (i) Within 30 days after the date of Employee’s death, the Company shall pay to Employee’s estate a lump sum payment in cash equal to the Accrued Obligation.
               (ii) Until the earlier of the February 6, 2011 or the second anniversary of the Termination Date the Company shall arrange to provide Employee’s dependents medical insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of termination (at no greater cost to Employee’s dependents than such cost to Employee in effect immediately prior to the Termination Date, or, if greater, the cost to similarly situated active employees of the Company under the applicable group health plan of the Company). Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 6(a)(ii), or in-kind benefits provided, during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee. Any reimbursement of an expense described in this Section 6(a)(ii) shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred. Employee’s right to reimbursement or in-kind benefits pursuant to this Section 6(a)(ii) shall not be subject to liquidation or exchange for another benefit.
               (iii) Within 30 days after the date of Employee’s death, the Company shall pay to Employee’s estate a lump sum in cash equal to the employer contributions the Company would have credited to Employee’s retirement accounts under The Men’s Wearhouse, Inc. 401(k) Savings Plan and The Men’s Wearhouse, Inc. Employee Stock Ownership Plan had he continued to remain employed by the Company until the earlier of February 6, 2011 or the second anniversary of the Termination Date, assuming for this purpose that (1) Employee’s earned compensation for a year is the amount of his annualized Annual Salary for the calendar year in which the Termination Date occurs, (2) the applicable legal limitations and the employer contribution percentages under such plans for such period are the same percentages and limitations in effect immediately prior to the Termination Date and (3) that Employee is deemed to make the maximum pre-tax elective deferral contributions permitted under section 402(g) of the Code.
       (iv) Within 30 days after the date of Employee’s death, the Company shall pay to Employee’s estate a lump sum in cash equal to the employer contributions the Company would have credited to Employee’s retirement accounts under The Men’s Wearhouse, Inc. 401(k) Savings Plan and The Men’s Wearhouse, Inc. Employee Stock Ownership Plan had he continued to remain employed by the Company until the earlier of February 6, 2011 or the second anniversary of the Termination Date, assuming for this purpose that (1) Employee’s earned compensation for a year is the amount of his annualized Annual Salary for the calendar year in which the Termination Date occurs, (2) the applicable legal limitations and the employer contribution percentages under such plans for such period are the same percentages and limitations in effect immediately prior to the Termination Date and (3) that Employee is deemed to make the maximum pre-tax elective deferral contributions permitted under section 402(g) of the Code.
(b) If Employee’s employment is terminated on account of his becoming permanently disabled (as defined in Section 6(b)(iv)), then:
               (i) The Company shall pay to Employee, at the times specified in Section 6(b)(iii) below, the following amounts:
                         (1) a lump sum in cash equal to the Accrued Obligation;
                         (2) a lump sum in cash equal to Employee’s Annual Salary earned through the date of termination for periods following his Separation From Service, to the extent not theretofore paid;
                         (3) a lump sum in cash equal to the product of (1) the monthly basic life insurance premium applicable to Employee’s basic life insurance coverage provided through the Company’s life insurance plan immediately prior to the Termination Date and (2) the number of full months and fractional months (if any) remaining until the earlier of February 6, 2011 or the second anniversary of the Termination Date;
                         (4) cash installment payments each of which is equal to 1/52nd of the Annual Salary, at the then current rate, that would have been paid if Employee’s employment had continued and not been terminated under this Section 6(b), for each week during the period beginning on the Termination Date and ending on the earlier of February 6, 2011 or the second anniversary of the Termination Date;
                         (5) cash installment payments each of which is equal to the amount of the Annual Insurance Premium Bonus that would have been paid if Employee’s employment had continued during the period beginning on the Termination Date and ending on the earlier of February 6, 2011 or the second anniversary of the Termination Date; and
                         (6) a lump sum in cash equal to the employer contributions the Company would have credited to Employee’s retirement accounts under The Men’s Wearhouse, Inc. 401(k) Savings Plan and The Men’s Wearhouse, Inc. Employee Stock Ownership Plan had he continued to remain employed by the Company until the earlier of February 6, 2011 or the second anniversary of the Termination Date, assuming for this purpose that (1) Employee’s earned compensation for a year is the amount of his annualized Annual Salary for the calendar year in which the Termination Date occurs, (2) the applicable legal limitations and the employer contribution percentages under such plans for such period are the same percentages and limitations in effect immediately prior to the Termination Date and (3) that Employee is deemed to make the maximum pre-tax elective deferral contributions permitted under section 402(g) of the Code.
               (ii) Until the earlier of February 6, 2011 or the second anniversary of the Termination Date the Company shall arrange to provide Employee and his dependents medical insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of termination (at no greater cost to Employee than such cost to Employee in effect immediately prior to the date of termination, or, if greater, the cost to similarly situated active employees of the Company under the applicable group health plan of the Company). Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 6(b)(ii), or in-kind benefits provided, during Employee’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee. Any reimbursement of an expense described in this Section 6(b)(ii) shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred. Employee’s right to reimbursement or in-kind benefits pursuant to this Section 6(b)(ii) shall not be subject to liquidation or exchange for another benefit.
               (iii) The amounts payable under Section 6(b)(i) shall be paid as follows:
                         (1) The Company shall pay Employee the Accrued Obligation within 30 days after the date of termination.
                         (2) Subject to Section 6(b)(iii)(E), the Company shall pay Employee the amounts specified in Sections 6(b)(i)(B), 6(b)(i)(C) and 6(b)(i)(F) 30 days following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee.
                         (3) Subject to Section 6(b)(iii)(E), the Company shall pay Employee the amount specified in Section 6(b)(i)(D) each Friday beginning with the first Friday immediately following the date of Employee’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee (and such first payment shall include all amounts that would have been paid to Employee under this Section 6(b)(vi)(C) if Employee had not been a Specified Employee).
                         (4) Subject to Section 6(b)(iii)(E), the Company shall pay Employee the amount specified in Section 6(b)(i)(E) on January 1 of each year following his Separation From Service with respect to which such payment is payable, provided, however, that the first such payment shall not be made before the date that is six months following the date of his Separation From Service if Employee is a Specified Employee.
                         (5) In the event of the termination of Employee’s employment pursuant to Section 6(b) in a circumstance where Employee has incurred a Section 409A

Disability, the Company shall pay or begin to pay, as applicable, Employee the amounts required to be paid pursuant to Sections 6(b)(i)(B), 6(b)(i)(C), 6(b)(i)(D), 6(b)(i)(E) and 6(b)(i)(F) within 30 days after the date Employee incurs a Section 409A Disability. For purposes of this Agreement, “Section 409A Disability” means the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Employee shall also be treated as having a “Section 409A Disability” if he is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
               (iv) For purposes of this Agreement, Employee shall be deemed to “permanently disabled” if Employee shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of 180 days or more. If there should be a dispute between the Company and Employee as to Employee’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the Valley Hospital in Northern New Jersey. The parties agree to be bound by the final decision of such physician or psychiatrist.
     7. Termination by the Company for Cause.
          (a) The Company may terminate this Agreement at any time if such termination is for “cause”, as defined below, by delivering to Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee 30 days to cure the cause. In the event that the employment of Employee is terminated for “cause”, Employee shall be entitled only to (i) the Accrued Obligation which amount shall be paid within 30 days after the date of termination, and (ii) a lump sum payment in cash equal to Employee’s Annual Salary through the date of termination for periods following his Separation From Service, to the extent not theretofore paid, which amount shall be paid to Employee within 30 days following his Separation From Service if he is not a Specified Employee or on the date that is six months following his Separation From Service if he is a Specified Employee.
          (b) “For cause” shall be limited to the occurrence of the following events:
               (i) Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);
               (ii) Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee’s duties and responsibilities after 30 days written notice and an opportunity to cure;

               (iii) Material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or
               (iv) The unauthorized absence of Employee from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.
     8. Voluntary Termination by Employee. Employee may terminate this Agreement at any time upon delivering 30 days written notice to the Company. In the event of such voluntary termination other than for “good reason” as defined in Section 5, Employee shall be entitled only to (a) the Accrued Obligation which amount shall be paid within 30 days after the date of termination, and (b) a lump sum payment in cash equal to Employee’s Annual Salary through the date of termination for periods following his Separation From Service, to the extent not theretofore paid, which amount shall be paid to Employee within 30 days following his Separation From Service if he is not a Specified Employee, or on the date that is six months following his Separation From Service if he is a Specified Employee.
     9. Exclusivity of Termination Provisions. The termination provisions of this Agreement regarding the parties’ respective obligations in the event Employee’s employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties.
     10. Non-Competition. Employee acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries. Employee hereby covenants and agrees that during the term of this Agreement and for a period of one year thereafter, he will not directly or indirectly compete with the business of the Company or its subsidiaries. For purposes of this Agreement, the term “compete with the business of the Company and its subsidiaries” shall include Employee’s participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale of menswear or shoes at retail, or the sale of corporate logo merchandise, or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Employee and with respect to which Employee devoted time to as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, including but not limited to the business of dry cleaning, whether such participation is individually or as an officer, director, joint venturer, agent, or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged. This non-competition covenant shall be applicable with respect to the United States and Canada and any other country in which Employee would be competing with the business of the Company or its subsidiaries as set forth in this Section 10. Notwithstanding the foregoing, the Company acknowledges and agrees that Employee’s activities described in Schedule 10 hereto shall not constitute a breach of this Section 10. Employee and the Company agree that a monetary remedy for a breach of this

Section 10 or of Section 11 below will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages. Employee agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by Employee and Employee acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court. In the event of litigation to enforce this covenant, the courts are hereby specifically authorized to reform this covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law. Employee also agrees that if Employee is in breach of this Section 10, the Company may cease all payments required under this Agreement.
     11. Proprietary Information.
          (a) Employee acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Employee agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company or as required by applicable law or legal process, without the prior written consent of the Company. In the event of a breach or threatened breach of this Section 11, the Company shall be entitled to the same remedies as provided in Section 10 with respect to a breach thereof.
          (b) “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, employee training, and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.
     12. Notice. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

To the Company:	The Men’s Wearhouse, Inc.
6380 Rogerdale Road
Houston, Texas 77072
Attention: Neill P. Davis
Facsimile: (281) 776-7102
Confirm: (281) 776-7356

To Employee:	David H. Edwab
1410 Broadway, 29th Floor
New York, NY 10018
Facsimile: (917) 777-0508
Confirm: (917) 777-0500
or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice. All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.
     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Employee may assign any duties under this Agreement without the prior written consent of the other.
     14. Limitation. The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee’s employment.
     15. Further Assurances. Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.
     16. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.
     17. Arbitration.
          (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this contract, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement. The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief. After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.
          (b) The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts. Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement. Process in any action arising out of or relating to this agreement may be served on any party to the agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.
          (c) The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party. For the purpose of this agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his dissent. The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.
          (d) It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA. Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M. The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he determines that the interests of justice otherwise requires. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The place of arbitration shall be Houston, Texas, USA unless otherwise agreed by the parties.

          (e) The parties agree that discovery shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this agreement. However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators. All disputes regarding discovery shall be promptly resolved by the arbitrators. No witness or party may be required to waive any privilege recognized at law. The parties hereby waive any claim to any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary, or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages. Except as provided in Section 5(d), the party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures, or to confirm or set aside an award.
     18. Governing Law. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.
     19. Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersede all prior agreements, oral or written, with respect to the subject matter of this Agreement; provided, that the Change in Control Agreement shall not be superseded hereby. No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provisions hereof in accordance with its terms. No presumption shall be construed against the party drafting this Agreement.
     20. Employee’s Representation. Employee represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.
     21. Company’s Representation. The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.
     22. Return of Company Property. Employee acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate which Employee accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon his termination of employment.
     23. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The compensation and benefits payable to Employee or his beneficiary under Section 5 of this Agreement shall be in lieu of any other severance benefits to which Employee may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company other than the Change in Control Agreement and Employee shall not be entitled to receive any benefits under Section 5 hereof if he has become eligible to receive benefits under the Change in Control Agreement. The amount of any payment or benefit provided for in this Agreement shall not be reduced by offset against any amount claimed to be owed by Employee to the Company. Employee shall not be permitted to specify the taxable year in which a payment provided for under this Agreement shall be made to him.
     24. Compliance With Section 409A. It is intended that this Agreement shall comply with Section 409A. The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A. The provisions of this Agreement dealing with Section 409A reflect the manner in which this Agreement has been operated in good faith compliance with Section 409A since January 1, 2005.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of January 1, 2009.

THE MEN’S WEARHOUSE, INC.

By:	/s/ NEILL P. DAVIS

Name:	Neill P. Davis
Title:	EVP, CFO, Treasurer and PFO
Date:	12-23-08

/s/ DAVID H. EDWAB

DAVID H. EDWAB

Date:	12-27-08

Schedule 10
Activities Excluded from Section 10
     Employee being a board member of, and a member of any committee of the board of, any of the following business entities shall not be prohibited by Section 10.
1.	Aeropostale

2	New York & Company

3.	Stuart Weitzman

4.	Seven for All Mankind or Peter Koral

5.	Transamerican Auto Parts

6.	Vitamin Shoppe

7.	Affliction
     In addition, advising Irving Place Capital Partners (previously Bear Stearns Merchant Banking) or any successor thereof with respect to investment opportunities shall not be prohibited by Section 10.